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
-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             ------------------------------
         FORM 4                                      Washington, D.C. 20549                                  OMB APPROVAL
-------------------------                                                                            ------------------------------
[ ] Check this box if no                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              OMB Number     3235-0287
longer subject to Section                                                                            Expires:  September 30, 1998
16. Form 4 or Form 5                                                                                 Estimated average burden
obligations may continue.                                                                            hours per response...... 0.5
See Instruction 1(b).                                                                                ------------------------------

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                     Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
(Print or Type Responses)
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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker    6. Relationship of Reporting Person(s) to Issuer
                                               or Trading Symbol                        (Check all applicable)

                                            DynamicWeb Enterprises, Inc.       X   Director                X   10% Owner
Vanechanos, Steven L., Jr.                  DWEB                             -----                       -----
                                                                               X   Officer (give
                                                                             ----- title below)          ----- Other (specify
                                                                                                               below)

                                                                             Chairman of the Board and CEO

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(Last)          (First)          (Middle)   3. IRS or Social Security  4. Statement for
                                               Number of Reporting        Month/Year
                                               Person (Voluntary)

92 Clarken Drive                            ###-##-####                8/99
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                (Street)                                               5. If Amendment,    7. Individual or Joint/Group Filing
                                                                          Date of Original    (check applicable line)
                                                                          (Month/Year)       X   Form Filed by One Reporting
                                                                                           ----- Person
                                                                                                 Form Filed by More than One
West Orange, NJ 07052                                                                      ----- Reporting Person
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  (City)          (State)       (Zip)       Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1. Title of Security        2. Trans-    3. Trans-     4. Securities Acquired (A)  5. Amount of        6. Owner-       7. Nature
   (Instr. 3)                  action       action        or Disposed of (D)          Securities          ship            of In-
                               Date         Code          (Instr. 3, 4 and 5)         Beneficially        Form:           direct
                                            (Instr.8)                                 Owned at            Direct          Bene-
                               (Month/                                                End of              (D) or          ficial
                                Day/                                                  Month               Indirect        Owner-
                                Year)                                                 (Instr. 3 and 4)    (I)             ship

                                                                                                          (Instr. 4)      (Instr. 4)
                                         ---------------------------------------
                                                                 (A) or
                                           Code   V    Amount    (D)     Price
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
Common Stock                 8/19/1999    P            2,500      A      $3 15/16                          D
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Common Stock                 8/19/1999    P            2,500      A      $3 31/32        281,202           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7/96)
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

FORM 4 (continued)                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                         (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-       7. Title and Amount of Under-
   Derivative      sion or      action      tion Code     ative Securities Ac-     cisable and Ex-     lying Securities
   Security        Exercise     Date                      quired (A) or Dis-       piration Date
   (Instr. 3)      Price of                 (Instr. 8)    posed of (D)             (Month/Day/         (Instr. 3 and 4)
                   Deriv-       (Month/                                             Year)
                   ative         Day/                     (Instr. 3, 4, and 5)
                   Security      Year)





                                                                                ---------------------------------------------------
                                                                                Date      Expira-          Title       Amount or
                                                                                Exer-     tion                         Number of
                                                                                cisable   Date                         Shares
                                         ---------------------------------------
                                           Code    V       (A)         (D)
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

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
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8. Price     9. Number       10. Owner-      11. Na-
   of           of Deriv-        ship            ture
   Deriv-       ative            Form            of In-
   ative        Secur-           of De-          direct
   Secur-       ities            rivative        Bene-
   ity          Bene-            Secu-           ficial
                ficially         rity:           Own-
   (Instr.      Owned            Direct          ership
    5)          at End           (D) or
                of               Indi-           (Instr. 4)
                Month            rect (I)

                (Instr. 4)       (Instr 4.)
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

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Explanation of Responses:

   Steven L. Vanechanos, Jr.                                8/20/99
---------------------------------------------      ----------------------------
**Signature of Reporting Person                               Date
    Steven L. Vanechanos, Jr.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form
displays a currently valid OMB number.                           SEC 1474 (7/96)
HARTFORD 32375.02